                            ASSET PURCHASE AGREEMENT


         This Agreement is made and entered into this 27th day of October, 1994, by and between MASADA SECURITY, INC., a Delaware corporation ("Purchaser") and KENMAR ELECTRONICS, INC., a Texas corporation d/b/a Houston Alarm ("Seller").


                                    RECITALS

         Seller is engaged in the business of operating a security alarm system monitoring business in and around Harris County, Texas (the "Business").

         WHEREAS, the Purchaser and the Seller negotiated to enter into this Agreement whereby Seller desires to sell to Purchaser and Purchaser desires to buy from Seller certain of the customer account contracts and certain other assets of Seller pertaining to the Business, and Purchaser and Seller desire to make certain other arrangements between them relating to the purchase and sale of such assets, all upon the terms and conditions hereinafter set forth.


                                   AGREEMENT

         NOW, THEREFORE, the parties hereto in consideration of the mutual covenants, agreements and specific considerations set forth below, the sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, agree as follows:


         SECTION 1. AGREEMENT TO PURCHASE AND SELL. In accordance with the terms and conditions contained herein and in reliance on the respective representations and warranties of the parties hereto (it being acknowledged and agreed by the parties hereto that Seller makes no warranties or representations other than as expressly set forth herein and in the other instruments and documents delivered by Seller in connection herewith), Seller hereby agrees to sell, convey, transfer, and assign to Purchaser, and Purchaser hereby agrees to purchase, accept, and acquire from Seller in the manner provided herein, the assets described below (the "Purchased Assets"):

         (a) Contracts. Subject to the provisions of Section 8, all right, title and interest of Seller in and to the contracts for the rendering of alarm related and monitoring services based on recurring charges (including charges for commercial and residential leased equipment, commercial and residential alarm monitoring, open and close monitoring, inspections, maintenance, computer reports, long range radio monitoring, police direct connect monitoring, and additions, add-ons, or extensions, whether evidenced by contract, service report, or otherwise), to existing customers of Seller specifically set forth on Schedule 1 (a) hereto (the "Contracts");


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         (b)     Inventory.  All right, title and interest of Seller in and to all alarm equipment and parts inventory pertaining to the Business maintained by Seller at its offices (whether or not allocated to contracts in progress) specifically set forth on Schedule 1(b) hereto (the "Inventory"), with the Inventory, including without limitation, items purchased by Seller for resale;


         (c) Fixed Assets. All right, title and interest of Seller in and to the fixed assets used in connection with the Business as specifically set forth on Schedule 1(c) hereto (the "Fixed Assets");

         (d)     Equipment.   All right, title and interest of Seller in and to
the equipment used in connection with the Business as specifically set forth on
Schedule 1(d) hereto (the "Equipment");

         (e) Vehicles. All right, title and interest of Seller in and to the vehicles specifically set forth on Schedule 1(e) hereto (the "Vehicles"), WITH ALL SUCH VEHICLES BEING SOLD "AS IS, WHERE IS" AND WITH SELLER DISCLAIMING AND ALL WARRANTIES AND REPRESENTATIONS, OTHER THAN THOSE CONCERNING TITLE, RELATING TO THE VEHICLES, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE;

         (f) Other Contracts. All right, title and interest of Seller in and to those contracts and benefits of Seller specifically set forth on
Schedule 1(f) hereto (the "Other Contracts"), with the Other Contracts, including, without limitation, all accepted orders for the sale or installation by Seller of alarm systems which are not yet installed or not completely installed as of the Closing Date (as defined in Section 5(a));

         (g) Receivables. Subject to the provisions of Section 2(c), the accounts receivable, trade accounts, notes receivable and other debts owed to Seller for (i) monthly recurring charges owed under the Contracts, (ii) service call charges pertaining to the Contracts, and (iii) installations and add-ons pertaining to the Contracts, (collectively the "Receivables") as specifically set forth on Schedule 1(g) hereto, with no more than ten (10) separate accounts receivables being more than sixty (60) days past due from the applicable due date; and with no individual service call, installation or add-on charge exceeding two hundred fifty ($250.00) dollars;

         (h) Intangible Personal Property. The unexpired trademarks (whether registered or unregistered), trade names, and logos, including, but not limited to "Kenmar Electronics, Inc." and "Houston Alarm," copyrights and licenses owned by or accruing to the benefit of Seller pertaining to the Business, and all non-competition or non-solicitation agreements accruing to the benefit of Seller and pertaining to the Business to which it is a party (the "Intangible Personal Property"), all of which is specifically set forth on
Schedule 1(h) hereto;

         (i) Telephone Lines and Numbers. All right, title and interest of Seller in and to the local and long distance telephone numbers, and digital dialer telephone lines that transmit signals





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from customer locations to Seller's central station, specifically set forth on
Schedule 1(i) hereto (the "Telephone Lines and Numbers"); and

         (j) Other Assets; Records. All files, records and incidental documentation of Seller pertaining to the Contracts (the "Contract Information"), including without limitation, all computer lists, contract information, accounting history, service records and information, credit records and information, and purchase and sales records and information. Purchaser warrants and represents to Seller that said business, the assets of said business, and the financial records of said business described above or otherwise in this Agreement have been inspected by Purchaser and its agents, and that said business and the assets of said business subject to this Agreement are being purchased by Purchaser as a result of such inspection and the representations and warranties of Seller that are incorporated in this Agreement.


         SECTION 2.       PURCHASE PRICE AND PAYMENT.

         (a) Purchase Price - Purchased Assets. The purchase price for the Purchased Assets, excluding subsection (b) (the Vehicles) and (c) (the Receivables) shall be the product of thirty-four (34) times the aggregate Monthly Revenue Equivalent of each Contract less an amount equal to the prepaid revenue relating to each Contract (as set forth on Schedule 2(a) hereto) computed on a per diem basis to the Closing Date.

         (b) Purchase Price - Vehicles. The purchase price for the Vehicles purchased by Purchaser from Seller (as set forth in Schedule 1(e)), shall be as follows:

                 1991 Ford Ranger P/U with Gem Top          $ 4,650.00
                 1991 Ford Ranger P/U with Gem Top          $ 4,650.00
                 1991 Ford Ranger P/U with Gem Top          $ 4,650.00
                 1992 Ford Ranger P/U with Gem Top          $ 5,025.00
                 ---------------------------------          ----------
                 Totalling                                  $18,975.00

         (c) Purchase Price - Receivables. Subject to the further requirements of this Section 2(c), the purchase price for the Receivable shall be eighty percent (80%) of the amount due to Seller as of the September 30, 1994 pursuant to each individual Receivable set forth on Schedule 1(g) which is not more than sixty (60) days past due as of September 30, 1994 from the applicable due date; plus eighty percent (80%) of the amount due to Seller for service calls, installations and add-on's conducted from October 1, 1994 through the Closing Date; plus forty percent (40%) of the amount due to Seller as of September 30, 1994 pursuant to each individual Receivable set forth on
Schedule 1(g) which is more than sixty (60) days past from the applicable due date; provided, however, that the total purchase price for the Receivables shall not exceed Twenty Four Thousand Dollars ($24,000.00), and that no individual Receivable for invoices pertaining to installations, service calls and add-on's exceeds Two Hundred Fifty Dollars ($250.00).





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


         (d) Purchase Price - All Purchased Assets. The aggregate sums computed pursuant to (a) through and including (c) of this section, subject to the adjustments set forth in Sections 2(f), (g), (h) and (i), shall hereinafter be referred to as the "Purchase Price."

         (e) Payment of Purchase Price. The Purchase Price for the Purchased Assets acquired by Purchaser shall be paid to Seller in the manner set forth below:

                 (i) Simultaneous with the execution of this Agreement, Purchaser shall pay to Seller the sum of Twenty Five Thousand Dollars ($25,000) as an earnest money deposit and a component of the Purchase Price (the "Earnest Money"). The Earnest Money shall be retained by Seller as a component of the Purchase Price and be credited to the Purchase Price, or shall be refunded to Purchaser, all in accordance with Section 5(d) hereof;

                 (ii) A sum equal to ninety-five (95%) of the Purchase Price less the Earnest Money (the "Initial Payment") shall be paid by Purchaser to Seller by wire transfer or by certified or cashier's check on the Closing Date; and

                 (iii) The remainder of the Purchase Price (the "Deferred Payment Amount") shall be paid in accordance with Section 3 hereof.

         (f) Adjustment to Purchase Price. The Purchase Price shall be adjusted for items of expense and income prorated as of the Closing Date in the manner provided below:

                 (i) Liabilities or credits for personal property taxes, if any, in respect of the Purchased Assets shall be prorated on the basis of the current taxable year, to and including the Closing Date; provided that if the assessed value of any Purchased Asset or rate of tax with respect thereto shall not have been determined prior to the Closing Date, the value and rate shall be determined on the basis of the amount of the previous year in which the same was determined, and

           (ii) Other liabilities or credits, prepaid items and deferred charges relating to the Purchased Assets existing on the Closing Date shall be adjusted as of the Closing Date by prorating the aforementioned items for credit to Seller or Purchaser, as the case may be, in accordance with generally accepted accounting principles.

         (g) Chip Changes. Purchaser shall receive a credit of Thirty-Two Dollars ($32.00) to be applied in computing the Purchase Price for each customer location set forth on Schedule 2(g) hereto which will require a site visit for a "chip change" (i.e. replacement of computer chips and/or software in alarm panels that will not be transferred when digital receiver lines "swing over" to Purchaser's central monitoring station).

         (h) Per-Diem Adjustment. The Purchase Price shall be increased by the dollar amount obtained by (i) multiplying the number of days beginning October 1, 1994 and ending on the Closing Date by the quotient achieved from dividing the "Monthly Revenue Equivalent" as of





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October 1, 1994 (as defined in Section 4(a)) by thirty-one (31) and (ii)
subtracting from the dollar amount obtained pursuant to (i) the amount of all revenues received by Seller beginning October 1, 1994 and ending the Closing Date in payment for any services on which the "Monthly Revenue Equivalent" is based.

         (i) Services Other than Monitoring. Purchaser shall forward to Seller, within thirty (30) days after the receipt thereof, all revenue for installation, service calls and add-ons provided by Seller to customers under the Contracts, provided in the ordinary course of Seller's business, consistent with past practices and pricing, during the period beginning October 1, 1994 and ending the Closing Date, for those individual accounts receivable amounts over Two Hundred Fifty Dollars ($250.00), as detailed in Schedule 2(i).

         (j) Allocation of Purchase Price. The Purchase Price shall be allocated as set forth in Schedule 2(j). Purchaser and Seller agree for income tax purposes that each shall report the transactions contemplated by this Agreement in a manner consistent with such allocations.


         SECTION 3.       DEFERRED PAYMENT AMOUNT.

         (a) Escrow Agreement. Seller and purchaser shall execute on the Closing Date an Escrow Agreement in the form attached hereto as Schedule 3(a) and Purchaser shall deposit with Texas Commerce Bank - Houston, N.A. as escrow agent (the "Escrow Agent") the Deferred Payment Amount to be held in an escrow account (the "Escrow Account") pursuant to the terms of the Escrow Agreement (the Deferred Payment Amount along with all earnings thereon shall hereinafter be referred to as the "Escrow Amount").

         (b) (i) Payment and Escrow Amount. On the one hundred twentieth (120th) day after the Closing Date (the "Reconciliation Date"), Purchaser shall submit to Seller on the form attached hereto as Schedule 3(b), along with all appropriate supporting documentation, a report reflecting (i) the Deferred Payment Amount, (ii) the total Monthly Revenue Equivalent Upward Adjustment credited to Seller pursuant to Section 4(b), (iii) the total Monthly Revenue Equivalent Downward Adjustment credited to Purchaser pursuant to Section 4(c), and (iv) the resulting sum (the "Resulting Sum"). If Seller does not notify Purchaser of a dispute regarding such report with ten (10) business days from the date such report is deemed received by Seller or Seller notifies Purchaser of its assent to such report, such report shall be deemed complete and accurate and Seller and Purchaser shall notify Escrow Agent to pay the sums computed below to Seller or Purchaser, as the case may be, and that the Escrow Account shall be closed after the payment by the Escrow Agent of all funds held by it in the Escrow Account. If the Resulting Sum is greater than the Deferred Payment Amount, then Seller and Purchaser shall instruct Escrow Agent to pay Seller the entire Escrow Amount and Purchaser shall immediately pay Seller the amount by which the Resulting Sum is greater than the Escrow Amount. If the Resulting Sum is a negative amount, then Seller and Purchaser shall instruct the Escrow Agent to pay Purchaser the entire Escrow Amount and Seller shall owe no further amount to Purchaser. If the Resulting Sum is a positive amount but less than the Deferred Payment Amount, then Seller and Purchaser





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shall instruct the Escrow Agent to (i) pay Seller the Resulting Sum, (ii) pay
Purchaser the amount by which the Deferred Payment Amount exceeds the Resulting Sum (the "Deferred payment Excess"), and (iii) pay to Seller and Purchaser the earnings on the Deferred Payment Amount in accordance with the following formula:

         Resulting Sum
         -------------
         Deferred Payment Amount           x total earnings on               = Seller's portion of
                                           Deferred Payment Amount           earnings on Deferred
                                                                                     Payment Amount

         Deferred Payment Excess
         -----------------------
         Deferred Payment Amount           x total earnings on               = Purchaser's portion of
                                           Deferred Payment                  earnings on Deferred
                                                    Amount                           Payment Amount

(ii) Purchaser shall also, on or before the sixtieth (60th) day after the Closing Date and at least ten (10) days prior to the one hundred twentieth (120th) day after the Closing Date, submit to Seller on the form attached hereto as Schedule 3(b), along with all appropriate supporting documentation, a report reflecting the current good faith estimate by Purchaser of the information required by Section 3(b)(i); provided, however, that the only information controlling between the parties hereto and which will be relevant for the determination required by Section 3(b)(i) (and disputes, if any, resulting therefrom) shall be that contained in the report required by Section 3(b)(i).

         (c) Dispute. All disputes and difference with respect only to the computations set for on the report on Schedule 3(b) hereunder shall be determined by binding arbitration under the rules of the American Arbitration Association. The arbitration proceedings shall be heard by three (3) arbitrators selected as follows. From the proposed panel of arbitrators issued by the American Arbitration Association, Seller, on the one hand, and Purchaser, on the other hand, shall within five (5) business days following the issuance of the list of potential arbitrators by the American Arbitration Association, each select an arbitrator. The two (2) persons selected shall appoint a third person from the list, and such three (3) arbitrators so selected shall be the arbitrators for the dispute. Each arbitrator so selected shall be a person who holds a law degree from an accredited institution. Notwithstanding anything contained herein to the contrary, in the event that Purchaser or Seller fails to select an arbitrator pursuant to this Section 3(c), then the arbitrator selected by the other party hereto shall solely determine such dispute. All arbitration awards shall include an award of reasonable expenses, including, but not limited to, legal and accounting fees. The place of arbitration shall be Houston, Harris County, Texas.


         SECTION 4.       DEFERRED PAYMENT AMOUNT ADJUSTMENT.

         (a) Monthly Revenue Equivalent. For purposed of this Agreement, the term "Monthly Revenue Equivalent" with respect to the Contracts acquired from Seller by Purchaser shall be the charge from alarm related and monitoring services based on recurring charges (including charges for commercial and residential leased equipment, commercial and residential alarm monitoring, open and close monitoring, inspections, maintenance, computer reports, long range radio





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monitoring, police direct connect monitoring, and additions, add-ons, or extensions, whether evidenced by contract, service report, or otherwise), exclusive of sales or intangible taxes, if any, and any direct wire telephone line charges associated with monitoring, payable by the customer for each applicable billing period expressed in terms of a monthly amount regardless of whether the billing period is annual, semi-annual, quarterly or monthly. Notwithstanding the above, Monthly Revenue Equivalent shall not include recurring charges for guard response and any subscriber telephone line circuits, other than digital telephone lines for central station communications.

         (b) Monthly Revenue Equivalent Upward Adjustment. A credit shall be made in the manner set forth on Schedule 3(b) for the benefit of Seller for each Contract for which it is determined before the Reconciliation Date that the actual Monthly Revenue Equivalent for such Contracts as of the Closing Date exceeded the Monthly Revenue Equivalent for such Contracts utilized in computing the Purchase Price. The amount of such credit shall be determined by computing the amount by which the actual Monthly Revenue Equivalent of such Contracts exceeds the Monthly Revenue Equivalent for such Contracts utilized in computing the Purchase Price and multiplying such sum by thirty-four (34) (the "Monthly Revenue Equivalent Upward Adjustment").

         (c) Monthly Revenue Equivalent Downward Adjustment. A credit shall be made in the manner set forth on Schedule 3(b) for the benefit of Purchaser for each Contract for which it is determined before the Reconciliation Date that the Monthly Revenue Equivalent for such Contracts utilized in computing the Purchase price exceeded the actual Monthly revenue Equivalent for such Contracts as of the Closing Date. The amount of such credit shall be determined by computing the amount by which the Monthly Revenue Equivalent for such Contracts utilized in computing the Purchase Price exceeds the actual Monthly Revenue Equivalent for such Contracts as of the Closing Date and multiplying such sum by thirty-four (34) (the "Monthly Revenue Equivalent Downward Adjustment").

         (d) Adjustment Cutoff Date. The Reconciliation Date is the last date that any adjustments to be made under this Agreement shall be allowed, except for Seller's and Purchaser's representations and warranties contained herein.


         SECTION 5.       THE CLOSING.

         (a) Time and Place. The closing of the purchase and sale is to take place on November 1, 1994, or at such other time and date as shall be mutually acceptable to Purchaser and Seller (the "Closing Date") and shall take place at a location mutually agreeable to Seller and Purchaser in Houston, Harris County, Texas.

         (b) Closing Deliveries. On the Closing Date, Seller shall make the deliveries specified by Section 11 and Purchaser shall make the deliveries specified by Section 12.





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         (c)     Closing Procedure.  All proceedings to be taken and all
documents to be delivered and executed on the Closing Date shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken or documents deemed executed or delivered until all have been taken, delivered and executed. Purchaser and Seller shall each designate appropriate and adequate personnel at or immediately after Closing to jointly inventory all Purchased Assets, and each party shall maintain a signed original of such inventory being transferred. Purchaser shall make all arrangements, at Purchaser's sole cost, to transfer and remove all the Purchased Assets on the Closing Date. Purchaser will cause to be transferred title of the Vehicles no later than seven (7) days of the Closing Date.

         (d) Termination. In the event that any of the conditions set forth in Section 11 are not satisfied or waived in writing prior to or on the Closing Date, and at such time all of the conditions set forth in Section 12 are fulfilled and Purchaser is otherwise willing to close the transaction contemplated hereby, then Purchaser may terminate this Agreement by written notice to Seller and Seller shall immediately, by wire transfer or certified funds, refund the Earnest Money to Purchaser. In the event that any of the conditions set forth in Section 12 are not fulfilled prior to or on the Closing Date, and at such time all of the conditions set forth in Section 11 are fulfilled and Seller is otherwise willing to close the transactions contemplated hereby, then Seller may terminate this Agreement by written notice to Purchaser and the Earnest Money shall be forfeited to Seller. In the event that any of the conditions set forth in Section 11 are not satisfied or waived in writing prior to or on the Closing Date and any of the conditions set forth in Section 12 are not satisfied or waived in writing prior to or on the Closing Date and at such time purchaser and Seller are unable to agree in writing upon a subsequent Closing Date, this Agreement shall be automatically terminated and Seller shall immediately, by wire transfer or certified funds, refund the Earnest Money to Purchaser. In the event that any party hereto exercises such right of termination, this Agreement thereupon shall become wholly void and be of no further force or effect, except for the confidentiality provisions contained in Section 16(c) and there shall be no further liability on the part of Seller or Purchaser or their respective officers, directors or stockholders with respect to the transactions contemplated hereby.


         SECTION 6. ASSUMPTION OF LIABILITIES. Purchaser shall not assume any liability, debt or obligation of Seller except the responsibility of rendering security monitoring services pursuant to the Contracts set forth on
Schedule 1(a) subsequent to the Closing Date and those liabilities and obligations of Seller arising after the Closing Date that are set forth on
Schedule 6 hereto. Purchaser shall not assume any liability, debt or obligation of Seller except those set forth on Schedules 1(a) and 6, and Seller shall continue to be responsible for, and shall indemnify and same harmless Purchaser from and against, all of Seller's known and unknown liabilities, debts and obligations, arising prior to or on the Closing Date that are not specifically assumed by Purchaser. Subject to the other provisions of this
Section 6, Purchaser shall indemnify and save harmless Seller from and against all claims, liabilities, debts and obligations which arise, in whole or in part, after the Closing Date and which are the result of the operation by Purchaser of its business utilizing the Purchased Assets.





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

         SECTION 7. MONITORING SERVICES. Whereas Seller is unwilling to sell the Purchased Assets unless Purchaser enters into a monitoring services agreement as a part of this Asset Purchase Agreement, and for separate and adequate consideration in hand paid and received, Purchaser agrees to enter into an irrevocable monitoring services agreement, with the exceptions listed within in this paragraph, (the "Monitoring Services Agreement") with Alarm Processing Corporation, whereby Alarm Processing Corporation shall perform after the Closing Date all security monitoring services for the customers set forth on Schedule 1(a), less any customers that may from time to time disconnect their service with Purchaser, upon the terms and conditions set forth in the Monitoring Services Contract set forth on Schedule 7. The period of time during which Alarm Processing Corporation shall perform security monitoring services for the benefit of purchaser shall be referred to herein as the "APC Monitoring Period." Purchaser shall be obligated to pay the sums called for hereunder regardless of circumstances, except that Purchaser shall be relieved of any such obligation to pay only to the extent that Alarm Processing Corporation is physically unable to perform the contracted-for monitoring services, for a time period greater than twenty-four (24) consecutive hours, and then only for such period of actual inability.


         SECTION 8.       QUALIFIED CONTRACTS AND NON-CONFORMING CONTRACTS.

         (a) A Contract constitutes a "Qualified Contract" if (i) such Contract is evidenced by a monitoring agreement which is a valid, properly executed, and to the best of Seller's knowledge, information, and belief, an enforceable monitoring agreement, (ii) such Contract has not, as of the Closing Date, been repudiated by the customer, (iii) such Contract has generated cash receipts representing service charges for at least one (1) full billing cycle or prepayment for at least one (1) month's service, (iv) the account balance for such Contract has not been written off or materially compromised other than in respect of service disruptions or other legitimate customer claims, and (v) such Contracts have no charges that have been outstanding and unpaid for more than sixty (60) days from the invoice due date as of Closing Date.

         (b) A Contract constitutes a "Non-Conforming Contract" if (i) such Contract is evidenced by a monitoring agreement which is a valid, properly executed, and to the best of Seller's knowledge, information, and belief, an enforceable monitoring agreement, (ii) such Contract has not, as of the Closing Date, been repudiated by the customer, (iii) the account balance for such Contract has not been written off or materially compromised other than in respect of service disruptions or other legitimate customer claims, and (iv) such Contract otherwise fails to fulfill any of the criteria for Qualified Contracts set forth in Section 8(a).

         (c) For the purpose of this Agreement, a Contract shall be deemed repudiated if as of the Closing Date (i) if the customer has abandoned the premises at which the security monitoring system has been installed, (ii) if the customer has filed bankruptcy proceedings, or (iii) if the customer has cancelled or issued notice to termination of the Contract notwithstanding the fact that the Contract may remain enforceable against the customer.





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

         (d) Schedule 1(a) identifies each Contract as either a Qualified Contract or a Non-Conforming Contract. Notwithstanding anything contained in this Agreement to the contrary, Purchaser shall not be obligated to purchase any Contract which does not constitute a Qualified Contract; provided, however, Purchaser shall review all Non-Conforming Contracts on or before the third
(3rd) day prior to the Closing Date, and in the exercise of its sole discretion and subject to its review of relevant documentation, deem any acceptable Non-Conforming Contracts as a "Qualified Contract" for and among the following reasons, (i) the Contract is new and has not generated cash receipts as of the date of review, or (ii) the Contract has unpaid charges con outstanding for more than 60 days from Closing Date. Otherwise, those "Non-Conforming Contracts" that are not deemed by Purchaser to be "Qualified Contracts" will either be disconnected or terminated by Seller (within the constraints and the obligations of Seller within the Contract) or purchased by Purchaser at a discounted amount, subject to negotiations between Seller and Purchaser on an individual Contract basis on or before the third (3rd) day prior to the Closing Date. Purchaser agrees to accept no more than ten (10) Contracts as Qualified Contracts that have charges outstanding more than sixty (60) days from the invoice due date, as of the Closing Date.

         (e) Attached hereto as Schedule 8(e) is a copy of each form of monitoring agreement which Seller has utilized which comprises a Contract.

         (f) In the event any Contract is found after the Closing Date to be repudiated by the customer prior to the Reconciliation Date, such Contract will be, upon Purchaser's receipt of the full Monthly Revenue Equivalent Downward Adjustment, returned to Seller by Purchaser without charge, with Seller having full right, title and interest in the Contract.


         SECTION 9        REPRESENTATIONS AND WARRANTIES OF PURCHASER.
Purchaser hereby represents and warrants to Seller that on the date hereof and on each day thereafter to the Closing Date:

         (a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Purchaser has all requisite corporate power and authority to own, operate and lease its properties and carry on it business as now being conducted and to enter into this Agreement and to perform its obligations hereunder.

         (b) Authority Relative to this Agreement. The execution, delivery and performance by Purchaser of this Agreement has been duly authorized by the board of directors of the sole stockholder of Purchaser, and no further corporate action is necessary on the part of Purchaser to make this Agreement valid and binding upon Purchaser in accordance with its terms.

         (c) No Violation. Neither the execution nor the delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated herein, nor compliance by Purchaser with any of the provisions hereof, violates or conflicts with or results in the breach or





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

termination of any term or provision of, nor constitutes a default or acceleration of the performance required under, the articles of incorporation, bylaws or resolutions of the Purchaser, or any indenture, mortgage, deed, trust or other contract or agreement to which Purchaser is a party or by which its properties are bound, or violates any order, writ, injunction or decree of any court, administrative agency or governmental body.

         (d) Brokerage Fees. Purchaser is not obligated nor has it agreed to pay any brokerage commissions, finders fees or other similar fee or charge in connection with the purchase of the assets pursuant to this Agreement, other than as specifically set forth on Schedule 9(d).

         (e) Compliance with the Law. The business of Purchaser has been and is being conducted in compliance with all applicable laws, regulations and requirements of each jurisdiction in which Purchaser's business is carried on and is not in breach of any such laws, regulations or requirements, and Purchaser warrants to hold Seller harmless from and against any violations of applicable laws, regulations or requirements arising out of non-compliance therewith prior to the Closing Date.


         SECTION 10. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Purchaser that on the date hereof and on each day thereafter to the Closing Date:

         (a) Organization and Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and Seller has all requisite corporate power and authority to own, operate and lease its properties and carry on it business as now being conducted and to enter into this Agreement and to perform its obligations hereunder.

         (b) Authority Relative to this Agreement. The execution, delivery and performance by Seller of this Agreement has been duly authorized by the board of directors of the stockholders of Seller, and no further corporate action is necessary on the part of Seller to make this Agreement valid and binding upon Seller in accordance with its terms.

         (c) No Violation. Neither the execution nor the delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein, nor compliance by Seller with any of the provisions hereof, (i) violates or conflicts with or results in the breach or termination of any term or provision of, nor constitutes a default or acceleration of the performance required under, the articles of incorporation, bylaws or resolutions of the Purchaser, or any indenture, mortgage, deed, trust or other contract or agreement to which Purchaser is a party or by which its properties are bound,
(ii) violates any order, writ, injunction or decree of any court, administrative agency or governmental body, or (iii) requires consent from any other person, entity or governmental authority.

         (d) Brokerage Fees. Seller is not obligated nor has it agreed to pay any brokerage commissions, finders fees or other similar fee or charge in connection with the purchase of the assets pursuant to this Agreement.

         (e) Title to Purchased Assets. Seller warrants that on the Closing Date it shall have good and marketable title to all of the Purchased Assets, and the Purchased Assets shall not be subject to any pledge, option, conditional sale agreement, security interest, consensual lien, judgment lien, encumbrance or charge of any kind. Seller warrants that to its best knowledge, information and belief, the Contracts are acquired by Purchaser are valid and are binding upon and enforceable against the customers of Seller executing same in accordance with their terms, and the obligations of the customers of Seller thereunder are not subject to set-off or claims resulting from the conduct of Seller's business prior to their conveyance to Purchaser.

         (f) Compliance with the Law. The business of Seller has been and is being conducted in compliance with all applicable laws, regulations and requirements of each jurisdiction in which Purchaser's business is carried on and is not in breach of any such laws, regulations or requirements, and Seller warrants to hold Purchaser harmless from and against any violations of applicable laws, regulations or requirements arising out of non-compliance therewith prior to the Closing Date.

         (g)     Actions, etc.

                 (i) Other than as set forth on Schedule 10(g)(i) hereto, there are no actions, suits, proceedings or investigations pending against or relating to the business of Seller or the Purchased Assets and Seller has not received any notice or written or oral communications reflecting an intention or threat to institute any such action, proceeding or investigation. Schedule 10(g)(i) contains a summarization of each such action, suit, proceeding or investigation.

                 (ii) There are no suits, actions or proceedings pending before any court or governmental agency in which it is sought to restrain or prohibit the carrying out of this Agreement or the consummation of the transactions contemplated herein in connection therewith and here is no such suit, action or proceeding threatened.

                 (iii) Seller is not subject to any judgment, order, writ, court decree, governmental decree or injunction relating to the business of Seller.

                 (iv) Other than non-material defects or deficiencies related to routine service calls generated in the normal course of business and not requiring substantial repair or expenditure of money, there are no known defects or deficiencies in the products or services provided by Seller prior to the date hereof as a result of which any claim or suit may arise.

         (h) Tax Returns. Seller has timely filed all tax reports and returns required to be filed and has timely paid all taxes (including, without limitation, income, payroll withholding, and sales and use taxes) and all other charges due or claimed to be due from it by Federal, State or local taxing authorities in respect of the periods covered by such returns.

         (i)     Qualified Contracts.   Except as specifically denoted as a
Non-Conforming Contract on Schedule 1(a), each of the Contracts identified on
Schedule 1(a) is a Qualified

Contract which fulfills all of the criteria for Qualified Contracts set forth in Section 8 hereof.

         (j) Non-Conforming Contracts. Each of the Contracts specifically denoted as a Non-Conforming Contract on Schedule 1(a) fulfills the criteria for Non-Conforming Contracts set forth in Section 8 hereof.

         (k) Benefit Plans. No employee benefit or other plan maintained by Seller shall obligate Purchaser to make any contributions thereto or payments in respect thereof with regard to employees of Seller hired by Purchaser on or after the Closing Date.

         (l) Disclosure. No representation, warranty or statement of Seller contained in this Agreement and no information contained in any schedule furnished to Purchaser by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. Each of the separate representations and warranties set forth in the various subsections of this Section 10 in intended to be, and shall be interpreted as, an independent representation and warranty as to matters referred to therein, and the applicability or inapplicability of any particular subsection of this Section 10 shall not affect the interpretation of any other such subsection.

         (m)     Seller's Limitation of Liability.  Seller's liability under
Section 10 shall not exceed beyond three (3) years after the Closing Date.


         SECTION 11. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. Purchaser's obligation to purchase the Purchased Assets under this Agreement is subject to the fulfillment, prior to or at the Closing Date, of each of the following conditions:

         (a) Representations True on the Closing Date. The representations and warranties of Seller contained in this Agreement shall be true on the date hereof, and at the time of the Closing Date as though made on the Closing Date.

         (b) Performance. Seller shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing Date.

         (c) Seller's Closing Certificate. Seller shall have delivered to Purchaser a Closing Certificate of the president or a vice president of Seller dated as of the Closing Date in the form attached hereto as Schedule 11(c).

         (d) Schedules. Seller shall have updated the Schedules hereto in accordance with Section 16(g) hereof. Purchaser shall have determined, in good faith, that taking into account the changes to the information in the updated Schedules, the transactions contemplated by this Agreement are as beneficial to purchaser as prior to the updating of the Schedules.

         (e) Consents to Assignments. Seller shall have taken all action necessary and appropriate, and obtained all necessary consents, waivers and approvals required under any leases or other agreements to consummate the sale of the Purchased Assets pursuant to this Agreement in writing on terms reasonably acceptable to Purchaser, and Purchaser shall reasonably cooperate with Seller in its efforts to obtain such consents, waivers and approvals.

         (f) Litigation. No litigation or proceeding shall be pending or threatened to restrain, set aside or invalidate the transactions contemplated by this Agreement or any portion thereof, including without limitation any claims by creditors of Seller against the Purchased Assets.

         (g) Opinion of Seller's Council. Seller shall have delivered to Purchaser an opinion of counsel for Seller, dated as of the Closing Date and in a form satisfactory to Purchaser's counsel, to the effect that:

             (i) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas; the location and character of the properties owned or leased and the business conducted by Seller do not make qualification or licensing as a foreign corporation necessary in any other state or jurisdiction; and Seller has the corporate power and authority to own its properties and to carry on it business as now being conducted;

             (ii) This Agreement has been duly executed and delivered by Seller and constitutes a legal and binding obligation of Seller, enforceable in accordance with its terms except as enforcement of the same may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors' rights and by general equity principles;

             (iii) All instruments of transfer and other documents necessary to effect the transfer to Purchaser o of the Purchased Assets have been duly authorized, executed and delivered by Seller and are in proper form to transfer to Purchaser all right, title and interest of Seller in and to the Purchased Assets;

             (iv) Such counsel does not know of any litigation, proceeding, governmental investigation or claim pending or threatened against or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement, except for those matters disclosed on Schedule 10(g)(i); and

             (v) The execution and delivery of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not violate any provision of the Articles of Incorporation or bylaws of Seller and, to the knowledge of such counsel, (i) do not and will not violate, or result, with the giving of notice or the lapse of time or both, in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, or result in the creation or imposition of, any lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration, award, judgment or decree known to such counsel to which Seller is a party or by which it is bound, and (ii) do not and will not constitute an event permitting termination of any lease, agreement, license or instrument known to such counsel to which Seller is a party.

         (vi) The Bill of Sale in the form of Schedule 11(j) is sufficient to transfer all right, title and interest in the Purchased Assets from Seller to Purchaser.

         (h) Certified Resolutions. Seller shall have delivered to Purchaser copies, certified by the secretary or an assistant secretary of Seller, of the resolutions of Seller's board of directors and stockholders authorizing the execution and delivery of this Agreement.

         (i) Certificate of Good Standing. Seller shall have delivered to Purchaser a certificate of good standing of Seller issued by the Secretary of State of Texas dated as of a date within five (5) days prior to the Closing Date.

         (j) Instruments of Transfer. Seller shall have delivered to Purchaser a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Schedule 11(j) and other good and sufficient instruments of transfer and conveyance, as in the reasonable opinion of Purchaser's counsel, shall be effective to vest in Purchaser good and marketable title to the Purchased Assets.

         (k) Non-Competition Agreements. Seller shall have delivered to Purchaser Non-Competition Agreements in the form attached hereto as Schedule 11(k) executed by Forrest W. Jenkins, Russell S. Vail and Robert E. Jenkins, in their individual capacities, and by Seller.

         (l) Escrow Agreement. Seller shall have executed and delivered to Purchaser a counterpart of the Escrow Agreement attached hereto as Schedule 3(a).

         (m) Monitoring Services Contract. Seller shall have delivered to Purchaser a Monitoring Services Contract in the form attached hereto as
Schedule 7 executed by Alarm Processing Corporation.

         (n)     Notice to Subscribers.  Seller shall have delivered with seven
(7) days after the Closing Date to each customer set forth on Schedule 1(a) hereto a notice in the form attached hereto as Schedule 11(n). Purchaser and Seller shall each be responsible for one-half (1/2) of the costs associated with the creation and delivery of such notices.

         (o) Payment of Accrued Vacation Pay, etc. Seller shall pay to each of Seller's employees who render services to the Business that are to be discharged on or after the Closing Date all accrued and unpaid vacation pay, sick pay and all other accrued obligations to which such employees are entitled as a result of the termination of their employment with Seller.

         (p) Billing Conversion Notice. Contemporaneous with the execution of this Agreement, Seller shall deliver written notice to ABM Data System, Inc. of the proposed sale of the Purchased Assets from Seller to Purchaser described herein, which notice shall be in the form attached hereto as Schedule 11(p) and shall request assistance in the transfer of data concerning customer billing, central station account management information and other pertinent information related to the conversion of data concerning the Purchased Assets and the billing for Contracts.

Actual billing conversion shall not occur prior to the Closing Date, and the costs of such conversion shall be borne solely by Purchaser. Seller will use its best efforts, including but not limited to, the provision of information, to facilitate such conversion.

         (q) Evidence of Insurance. Seller shall have provided to Purchaser evidence satisfactory to Purchaser that Seller has maintained an occurrence basis policy of insurance covering the Purchased Assets which is acceptable to Purchaser prior to and including the Closing Date and Seller's insurer shall have provided to Purchaser a certificate dated the Closing Date stating that such policy of insurance is in full force and effect as of the Closing Date and that all premiums for the policy of insurance which shall be attached to such certificate, shall have been paid in full as of the Closing Date.


         SECTION 12. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Seller's obligations to sell and transfer the Purchased Assets to purchaser under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions.

         (a) Representations True on the Closing. Purchaser's representations and warranties contained in this Agreement shall be true at the date hereof, and at the Closing Date as though made on the Closing Date.

         (b) Performance. Purchaser shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

         (c) Escrow Agreement. Purchaser shall have executed and delivered to Seller a counterpart of the Escrow Agreement attached hereto as Schedule 3(a).

         (d) Monitoring Services Contract. Purchaser shall have executed and delivered to Alarm Processing Corporation a Monitoring Services Contract in the form attached hereto as Schedule 7.

         (e) Assumption Agreement. Purchaser shall have executed and delivered a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Schedule 11(j).

         (f) Certified Resolutions. Purchaser shall have delivered to Seller a copy, certified by the secretary or an assistant secretary of Purchaser, of the resolutions of Purchaser's sole stockholder authorizing the execution and delivery of this Agreement.

         (g) Purchaser's Examination.   Purchaser warrants and represents to
Seller that the Purchased Assets are being purchased by Purchaser based on (i) Purchaser's inspection of the Purchased Assets and (ii) the representations and warranties made by Seller in this Agreement. Seller makes no representation or warranty as to the fair market value of the Purchased Assets, as of the Closing Date or otherwise.

         SECTION 13.      INDEMNIFICATION.   Seller, on the one hand, and
Purchaser, on the other hand, shall indemnify and hold each other harmless from and against any and all losses, liabilities, damages and expenses, including reasonable attorneys' fees, that they may suffer or become liable for as a result of or in connection with any breach of a misrepresentation, warranty, covenant or agreement contained in this Agreement. The indemnification obligations of Purchaser and Seller with respect to the representations, warranties, covenants and agreements contained in this Agreement, shall, except as provided otherwise in Section 16(c) and in the Non-Competition Agreements referred to in Schedule 11(k), survive the closing of the transactions contemplated herein and for a period of three (3) years subsequent to the Closing Date. With respect to customer or other third party claims arising under the Contracts only, except for losses, liabilities, damages and expenses resulting form wantonness, fraud or other intentional misconduct, the indemnification obligations of Seller contained in this Agreement shall be limited to the policy limits of insurance maintained by Seller prior to and including the Closing Date, which policy limits shall in no event be less than Two Million Dollars ($2,000,000).


         SECTION 14.      BULK SALES LAW.   Seller represents and warrants to
Purchaser that the transactions contemplated by this Agreement do not constitute a "bulk transfer" of assets under the laws of the State of Texas.


         SECTION 15. ASSIGNMENT. Purchaser may, without the consent of Seller, assign its rights and delegate its obligations under this Agreement, to any corporation, partnership, association or proprietorship who acquires all or a substantial part of its business. Upon any such assignment Purchaser shall be relieved and discharged from any further obligations under this Agreement. Furthermore, Purchaser may, without the consent of Seller, collaterally assign its rights under this Agreement to one or more banks, insurance companies or other financial institution for purposes of financing. Except as provided above, neither party may assign its rights or delegate its obligations under this Agreement without the written consent of the other party.


         SECTION 16.      AGREEMENTS PRIOR TO CLOSING.

         (a) Fulfillment of Conditions. Seller shall use its best efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 11 to be fulfilled prior to or on the Closing Date. Purchaser shall use its best efforts to take or cause to be taken all action reasonably necessary or appropriate to cause each of the conditions set forth in Section 12 to be fulfilled prior to or on the Closing Date.

         (b) Access to Information. Between the date of this Agreement and the Closing, Seller shall allow the employees, representatives, attorneys and accountants of Purchaser free access at all reasonable times to the records, files, correspondence, audits and properties of Seller which pertain to the Business.

         (c) Confidentiality. Purchaser agrees to hold all information it obtains pursuant to its review of the records, files, correspondence, audits and properties of Seller, and all information relating to the Purchase Price, in confidence and not to disclose such information to any third party, except for (i) information known by Purchaser and obtained from sources other than Seller; (ii) disclosure that is authorized by Seller in writing; (iii) disclosure to Purchaser's professional advisors and to persons who are expected to be lenders to Purchaser; or (iv) disclosure of information where such information is required to be filed with any governmental agency or required to be produced before any court or tribunal or otherwise required by law to be disclosed. In the event that the parties do not close on this Agreement, all records, files, correspondence, employee lists, copies and other items associated with this transaction will be returned to Seller without charge, and no information obtained by the Purchaser, pursuant to the transaction contemplated hereby, will be used to directly or indirectly, through any person or entity, to solicit or provide security service to any of the customers of Seller, or otherwise take any action which would adversely affect Seller's interests in the Contracts or in the customers. Except in connection with Seller's filing of tax returns and as otherwise required by law, Seller shall not disseminate to any person other than officers, directors and representatives of Seller any information relating to the Purchase Price or other consideration contemplated to be paid under this Agreement. The obligations and prohibitions contained in this subsection shall survive execution of this Agreement.

         (d) Conduct of Business. Between the date of this Agreement and the Closing Date, Seller shall cause to Business to be conducted in the usual and ordinary course.

         (e) Preservation of Existing Relationships. Between the date of this Agreement and the Closing Date, Seller shall use its best efforts to continue existing relationships with customers, suppliers, employees and other having business relations with respect to Seller.

         (f) No Negotiations with Third Parties. So long as this Agreement is in effect, Seller shall not enter into any negotiations, arrangements, understandings, commitments, options or other agreements regarding the sale, transfer or other disposition of any of the shares of stock of Seller or of all or substantially all of the assets of Seller that relate in any way to the Business, or regarding any merger or consolidation of Seller with or into any corporation or business entity.

         (g) Updated Schedules. Seller agrees to update the Schedules hereto as of the Closing Date to reflect changes occurring after the date hereof; provided, however, that if any of the Schedules attached hereto on the date hereof are materially inaccurate or incorrect, Seller may correct such Schedules only with Purchaser's written consent. Any updated Schedules shall be attached to this Agreement and for all purposes be deemed to be a part of this Agreement.

         SECTION 17. NO JOINT VENTURE. The relationship between the parties hereto is that of purchaser/seller and does not constitute a partnership or joint venture. Both parties agree not to make any representations or statements to any other person which contradict the foregoing.


         SECTION 18. SELLER'S EMPLOYEES. Purchaser shall be under no obligation to employ after the Closing Date any of Seller's employees. Prior to the Closing Date and upon providing notice to Seller, Purchaser may interview any of Seller's employees regarding possible employment with Purchaser as of the Closing Date, so long as Purchaser does not materially interfere with the conduct of Seller's business. If Purchaser and any of Seller's employees reach agreement as to terms of employment to commence on or after the Closing Date, no inference shall be created that Purchaser has assumed any of Seller's obligations to its employees. Seller shall furnish to Purchaser on request a list of all employees of the Business, setting forth their compensation, job description, hire date and a summary of all group insurance benefits provided.


         SECTION 19.      POST-CLOSING COVENANTS.

         (a) Conversion. Seller agrees to use its best efforts to accommodate the conversion of the customer accounts relating to the contracts (the "Alarm Accounts") to Purchaser's central station and billing system after the APC Monitoring Period. Seller shall cooperate with Purchaser to cause an expeditious conversion of the Alarm Accounts after the APC Monitoring Period. Those Alarm Accounts that are listed in Schedule 1(a) beginning with account numbers 31----, are Interactive Technology, Inc. type systems and Seller agrees to assist Purchaser in the downloading and conversion of those accounts to Purchaser's central station, upon request, after Closing.

         (b) Seller's Access to Information. In the event that a claim shall be asserted against Seller in a court of competent jurisdiction with regard to a Contract purchased by Purchaser from Seller, Purchaser shall allow the employees, representatives, attorneys and accountants of Seller access at reasonable times to the Contract Information existing prior to the Closing Date solely for the purpose of allowing Seller the opportunity to defend itself against such claim.

         (c) Change in Corporate Name. On or before the one hundred eightieth (180th) day after the Closing Date, Seller shall change its corporate name, by filing an amendment to its articles or charter of incorporation, to a name that is not similar to "Kenmar Electronics, Inc." or "Houston Alarm," and shall, beginning on the Closing Date and at all times thereafter, refrain from using the names "Kenmar Electronics, Inc." or "Houston Alarm" or any name similar thereto. Purchaser hereby grants to Seller a non-exclusive, non-assignable license to utilize the name "Kenmar Electronics, Inc." for a period of one hundred eighty (180) days subsequent to the Closing Date for the limited purpose of terminating Seller's business in an orderly fashion and for no other purpose.

         SECTION 20. RISK OF LOSS. The risk of any loss or damage to the Purchased Assets resulting from fire, theft, explosion, earthquake, windstorm, flood, accident, act of God, war, seizure, activities of the armed forces or other casualty, reasonable wear and tear excepted, shall be borne by Seller at all times prior to the Closing Date, and Seller shall be entitled to all insurance proceeds resulting from such loss or damage.


         SECTION 21.      MISCELLANEOUS.

         (a) Pronouns. Whenever used herein and unless otherwise indicated by the context, the masculine pronoun shall include and also mean the feminine and the neuter, and the singular shall include and also mean the plural.

         (b) Expenses. Each party shall pay all expenses incurred by it in connection with the preparation, execution and performance of this Agreement.

         (c) Entire Agreement. This Agreement, together with the Schedules hereto, sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written agreement of Purchaser and Seller. Captions appearing in this Agreement are for convenience only and shall not be deemed to explain, limit or amplify the provisions hereof. All Schedules to this Agreement are incorporated into and made a part of this Agreement for all purposes to the same extent as if fully set forth herein.

         (d) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision was omitted.

         (e) Binding Effect; Assignment. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

         (f) Notices. Any notice required or permitted to be delivered pursuant to the terms of this Agreement shall be considered to have been sufficiently delivered within five (5) days after posting, if mailed by U.S. Mail, certified or registered, return receipt requested, postage prepaid or, upon receipt by overnight courier maintaining records of receipt by addressee or if delivered by hand or telecopied with the original notice being mailed the same day by one of the foregoing methods and addressed as follows:

         If to Purchaser at:


         Masada Security, Inc.
         950 22nd Street North, Suite 800
         Birmingham, Alabama  35203

         Attention:  Mr. Terry W. Johnson

         With copy to:

         Tingle, Murvin, Watson & Bates P.C.
         900 Park Place Tower
         Birmingham, Alabama  35203

         Attention:  Christopher R. Murvin, Esq.

         TELECOPY:  (205)  322-1163


         If to Seller at:

         Kenmar Electronics, Inc.
         5160 Timber Creek, Box 12607
         Houston, TX  77217

         Attention:  Forrest W. Jenkins

         With copy to:

         James W. Freyer, Attorney at Law
         4222B Vista
         Pasadena, Texas  77504

         TELECOPY:  (713)  943-9176

or at such other address as the party may designate by 10 days advance written notice to the other party. Notice shall be effective when delivered to a responsible person at the address of the addressee.

         (g) Further Assurances. Purchaser and Seller shall execute such other instruments, documents and other papers and shall take such further actions as may be reasonably required or desirable to carry out the provisions hereof and to consummate the transactions contemplated hereby.

         (h) Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Any legal proceeding initiated with regard to this Agreement shall be brought in the District Court of Harris County, Texas or in the United States District Court for the Southern District of Texas, Houston Division.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original.

         (j) Survival. The representations, warranties, covenants and agreements of the parties hereto shall survive the date of this Agreement.

         (k) Drafting Presumption. Each of the parties hereto has participated in the negotiation and drafting of this Agreement and agree that no one party has prepared this document to the exclusion of the other party and that in construing this Agreement there should be no presumption based upon which party drafted this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.


                                        "Purchaser"

                                        MASADA SECURITY, INC.


                                        By: /s/ Terry W. Johnson
                                            --------------------------------

                                        Its: President
                                            --------------------------------


                                        "Seller"

                                        KENMAR ELECTRONICS, INC.


                                        By: /s/ Forrest Jenkins
                                            --------------------------------
                                            Forrest Jenkins

                                        Its: President
                                            --------------------------------

Addendum A attached hereto constitutes a part of this Agreement as if fully set forth herein.

                                  ADDENDUM "A"


This addendum constitutes a part of the Asset Purchase Agreement between Kenmar Electronics, Inc. and Masada Security, Inc. dated October 27, 1994 that same as if fully set forth herein.




SECTION 21 (I) INTENDED BENEFICIARY. Purchase and Seller hereby acknowledges that the purchase price for the Purchased Assets will be funded from a loan provided by State Street Bank and Trust Company to Purchaser; therefor, Purchaser and Seller further acknowledge that State Street Bank and Trust Company is an intended beneficiary of this Agreement and shall rely upon the representations, warranties and agreements of Purchaser and Seller contained herein.




                                        "Purchaser"

                                        MASADA SECURITY, INC.


                                        By:  /s/ David P. Tomick
                                             ---------------------------------

                                        Its: Chief Financial Officer
                                             ---------------------------------




                                        "Seller"

                                        KENMAR ELECTRONICS, INC.


                                        By: /s/ Forrest Jenkins
                                            ----------------------------------

                                        Its: President
                                             ---------------------------------

                               LIST OF SCHEDULES

Schedule 1(a)                     -                The Contracts
Schedule 1(b)                     -                The Inventory
Schedule 1(c)                     -                The Fixed Assets
Schedule 1(d)                     -                The Equipment
Schedule 1(e)                     -                The Vehicles
Schedule 1(f)                     -                The Other Contracts
Schedule 1(g)                     -                The Receivables
Schedule 1(h)                     -                The Intangible Personal Property
Schedule 1(i)                     -                The Telephone Lines and Numbers
Schedule 2(a)                     -                Prepaid Revenue
Schedule 2(g)                     -                Chip Change Locations
Schedule 2(i)                     -                Certain Accounts Receivable
Schedule 2(j)                     -                Allocation of Purchase Price
Schedule 3(a)                     -                Escrow Agreement
Schedule 3(b)                     -                Report
Schedule 6                        -                Assumed Liabilities
Schedule 7                        -                Monitoring Services Contract
Schedule 8(e)                     -                Contract Forms
Schedule 9(d)                     -                Brokerage Fee
Schedule 10(g)(i)                 -                Actions, etc.
Schedule 11(c)                    -                Closing Certificate
Schedule 11(j)                    -                Bill of Sale, Assignment and Assumption Agreement
Schedule 11(k)                    -                Non-Competition Agreement
Schedule 11(n)                    -                Notice to Subscribers
Schedule 11(p)                    -                Billing Conversion Notice
